EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2021 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, August 10, 2021: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the second quarter ended June 30, 2021. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Second Quarter 2021 Activity:
•Portfolio Activity:
◦Property Acquisitions: Acquired 13 new farms, consisting of 3,970 total acres, and 20,330 acre-feet of banked water for approximately $79.7 million. These farms were located across three different states, including one new state. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 5.1%. However, all of the leases on these farms contain certain provisions (e.g., annual rent escalations, CPI adjustments, or participation rents) that are expected to drive cash rents higher in future years.
◦Leasing Activity—Lease Renewals: Executed two new lease agreements on certain of our farms in two different states (MI and FL) that are expected to result in an aggregate increase in annual net operating income of approximately $57,000, or 14.9%, over that of the prior leases.
•Equity Activity:
◦Series C Preferred Stock: Sold 404,049 shares of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) for net proceeds of approximately $9.2 million.
◦Common Stock—ATM Program: Amended our "at-the-market" program (the “ATM Program”) to allow us to sell up to $160.0 million of additional shares of our common stock (expanding the aggregate offering price to up to $260.0 million) and sold 2,946,113 shares of our common stock for net proceeds of approximately $63.2 million under the ATM Program.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock (including OP Units held by non-controlling OP Unitholders) by a total of 0.11% and paid monthly cash distributions totaling $0.135 per share of common stock during the quarter ended June 30, 2021.
Second Quarter 2021 Results:
Net loss for the quarter was approximately $531,000, compared to net income of approximately $554,000 in the prior quarter. Net loss to common stockholders during the quarter was approximately $3.5 million, or $0.12 per share, compared to approximately $2.2 million, or $0.08 per share, in the prior quarter.
AFFO was approximately $3.7 million for the current quarter, compared to approximately $4.7 million for the prior quarter, while AFFO per common share was approximately $0.13 for the current quarter, compared to $0.17 for the prior quarter. Common stock dividends declared were approximately $0.135 per share for each quarter.
The decrease in AFFO was primarily driven by $2.2 million of interest patronage received during the prior quarter related to our borrowings with Farm Credit, coupled with higher property-operating expenses incurred during the current quarter. This decrease was partially offset by higher lease revenues recorded during the current quarter as a result of recent acquisitions and a decrease in related-party fees. AFFO per common share for the current quarter was further impacted by an increase in the amount of shares of common stock outstanding as a result of additional shares issued under our ATM Program during the quarter, the proceeds of which have not yet been fully invested.
Total cash lease revenues increased by approximately $826,000, or 5.3%, primarily due to additional fixed base cash rents earned during the current quarter from recent acquisitions. Aggregate related-party fees decreased by approximately $1.2 million from the prior quarter, primarily driven by an incentive fee earned by our investment advisor in the prior quarter, versus no fee earned during the current quarter. Excluding related-party fees, our recurring core operating expenses increased by approximately $539,000 from the prior quarter. Property-operating expenses increased primarily due to additional water costs incurred on one property in Colorado. We currently anticipate incurring similar water usage costs on this particular farm throughout the remainder of 2021 but do not currently expect such elevated costs to continue beyond 2021. General and administrative expenses increased primarily due to additional costs incurred related to the annual shareholders' meeting. In addition, aggregate dividends declared on our Series C Preferred Stock increased due to additional issuances during and since the prior quarter.
Cash flows from operations for the current quarter increased, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases, as well as advanced rental payments related to new acquisitions. Our NAV per share increased by $0.47 from the prior quarter to $13.16 at June 30, 2021, primarily driven by common equity issuances at net offering prices above our estimated NAV per common share at March 31, 2021, partially offset by an increase in the fair value of our fixed, long-term borrowings due to decreases in certain market interest rates.
Subsequent to June 30, 2021:
•Portfolio Activity—Lease Renewals: Executed three lease renewals (including one early termination and immediate re-leasing of the respective property) on certain of our farms in three different states (CA, FL, and MI) that are expected to result in an aggregate increase in annual net operating income of approximately $111,000, or 8.6%, over that of the prior leases.
•Equity Activity:
◦Series C Preferred Stock: Sold 169,425 shares of our Series C Preferred Stock for net proceeds of approximately $3.9 million.
◦Common Stock—ATM Program: Sold 849,285 shares of our common stock for net proceeds of approximately $19.9 million under the ATM Program.
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0451 per share of common stock (including OP Units held by non-controlling OP Unitholders) for each of July, August, and September 2021.  This marks our 23rd distribution increase over the past 26 quarters, during which time we have increased the distribution run rate by 50.3%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Things got back on track for us this quarter, as we completed about $80 million of acquisitions and expanded our farmland holdings into a new state for us. We also purchased some banked water in connection with one of the California acquisitions. We believe owning supplemental water like this will help protect the value of some of our farms in the area. While the drought is quite severe in many parts of the state, all of our farms currently have enough water to complete the current crop cycle. We believe we will be fine for next year, too. We are looking forward to the second half of the year, as our backlog of potential farm acquisitions remains strong, and we are currently expecting a decent amount of participation rents to come in during the year ending December 31, 2021.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2021	3/31/2021	($ / #)	(%)
Operating Data:
Total operating revenues	$16,893	$16,034	$859	5.4%
Total operating expenses, net of credits	(9,495)	(9,907)	412	(4.2)%
Other expenses, net	(7,929)	(5,573)	(2,356)	42.3%
Net (loss) income	$(531)	$554	$(1,085)	(195.8)%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock(1)	(2,939)	(2,764)	(175)	6.3%
Net loss available to common stockholders and non-controlling OP Unitholders	(3,470)	(2,210)	(1,260)	57.0%
Plus: Real estate and intangible depreciation and amortization	6,285	6,051	234	3.9%
Plus: Losses on dispositions of real estate assets, net	1,042	798	244	30.6%
Adjustments for unconsolidated entities(2)	10	9	1	11.1%
FFO available to common stockholders and non-controlling OP Unitholders	3,867	4,648	(781)	(16.8)%
Plus: Acquisition- and disposition-related expenses	71	70	1	1.4%
Plus: Other nonrecurring charges, net(3)	13	43	(30)	(69.8)%
CFFO available to common stockholders and non-controlling OP Unitholders	3,951	4,761	(810)	(17.0)%
Net adjustment for normalized cash rents(4)	(515)	(491)	(24)	4.9%
Plus: Amortization of debt issuance costs	252	388	(136)	(35.1)%
Plus: Other non-cash charges, net(5)	38	25	13	52.0%
AFFO available to common stockholders and non-controlling OP Unitholders	$3,726	$4,683	$(957)	(20.4)%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	29,360,515	26,874,630	2,485,885	9.2%
Weighted-average common non-controlling OP Units outstanding	204,778	47,782	156,996	328.6%
Weighted-average total common shares outstanding	29,565,293	26,922,412	2,642,881	9.8%

Diluted net loss per weighted-average total common share	$(0.117)	$(0.082)	$(0.035)	43.0%
Diluted FFO per weighted-average total common share	$0.131	$0.173	$(0.042)	(24.2)%
Diluted CFFO per weighted-average total common share	$0.134	$0.177	$(0.043)	(24.4)%
Diluted AFFO per weighted-average total common share	$0.126	$0.174	$(0.048)	(27.5)%
Cash distributions declared per total common share	$0.135	$0.135	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,122,361	$1,048,165	$74,196	7.1%
Total assets	$1,201,634	$1,134,466	$67,168	5.9%
Total indebtedness(7)	$691,361	$692,994	$(1,633)	(0.2)%
Total equity	$481,314	$417,667	$63,647	15.2%
Total common shares outstanding	30,682,842	27,736,729	2,946,113	10.6%

Other Data:
Cash flows from operations	$10,309	$6,656	$3,653	54.9%
Farms owned	153	140	13	9.3%
Acres owned	105,282	101,312	3,970	3.9%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,250,371	$1,170,292	$80,079	6.8%
NAV per common share	$13.16	$12.69	$0.47	3.7%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock and (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists primarily of one-time listing fees related to our Series D Term Preferred Stock and certain one-time costs related to the early redemption of our Series A Term Preferred Stock.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program) and (ii) our remaining pro-rata share of income (loss) recorded from investments in unconsolidated entities during the period.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, August 11, 2021, at 8:30 a.m. (EDT) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through August 18, 2021.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13719722.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will be archived and available for replay on the Company’s website.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 153 farms, comprised of approximately 105,000 acres in 14 different states and 20,330 acre-feet of banked water in California, valued at approximately $1.3 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 102 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 23 times over the prior 26 quarters, and the current per-share distribution on its common stock is 0.0451 per month, or 0.5412 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Midwestern U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$481,314
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,122,361)
Plus: estimated fair value of real estate holdings(2)	1,250,371
Net fair value adjustment for real estate holdings		128,010
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	691,261
Less: fair value of aggregate long-term indebtedness(3)(4)	(691,477)
Net fair value adjustment for long-term indebtedness		(216)
Estimated NAV		609,108
Less: aggregate fair value of Series B Preferred Stock and Series C Preferred Stock(5)		(205,475)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$403,633
Total common shares and non-controlling OP Units outstanding(6)		30,682,842
Estimated NAV per common share and OP Unit		$13.16
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of June 30, 2021.
(5)The Series B Preferred Stock was valued based on its closing stock price as of June 30, 2021, while the Series C Preferred Stock was valued at its liquidation value.
(6)Includes 30,478,064 shares of common stock and 204,778 OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 24, 2021, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893